                                                                   EXHIBIT 10.15


[NOTE: CERTAIN PORTIONS OF THIS DOCUMENT HAVE BEEN MARKED TO INDICATE THAT CONFIDENTIALITY HAS BEEN REQUESTED FOR THIS CONFIDENTIAL INFORMATION. THE CONFIDENTIAL PORTIONS HAVE BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.]



                              DEVELOPMENT, LICENSE

                              AND SUPPLY AGREEMENT

                                     BETWEEN

                          INSPIRE PHARMACEUTICALS, INC.

                                       AND

                         SANTEN PHARMACEUTICAL CO., LTD.

                                   DATED AS OF

                                DECEMBER 16, 1998

                               TABLE OF CONTENTS
                               -----------------

                                                                         Page
                                                                         ----

1.   DEFINITIONS........................................................   1

2.   REPRESENTATIONS AND WARRANTIES.....................................   5
     2.1  Representations and Warranties of Both Parties................   5
     2.2  Representations and Warranties of Inspire.....................   5
     2.3  Representations and Warranties of Santen......................   6

3.   COORDINATING COMMITTEE.............................................   6
     3.1  Members; Chairperson..........................................   6
     3.2  Responsibilities..............................................   7
     3.3  Meetings......................................................   7
     3.4  Term..........................................................   8
     3.5  Expenses......................................................   8

4.   DEVELOPMENT PROGRAM................................................   8
     4.1  Generally.....................................................   8
     4.2  Specific Santen Responsibilities..............................   8
     4.3  Inspire Activities............................................   9
     4.4  Regulatory Matters............................................  11
     4.5  Funding.......................................................  12
     4.6  Liability.....................................................  12
     4.7  Termination...................................................  12

5.   GRANT OF RIGHTS; MARKETING.........................................  12
     5.1  Development License...........................................  12
     5.2  Commercialization License.....................................  13
     5.3  Sublicensing..................................................  13
     5.4  Grantback Rights..............................................  14
     5.5  Marketing Obligations, Rights.................................  14
     5.6  Trademarks....................................................  14
     5.7  Adverse Reaction Reporting....................................  14

6.   MILESTONES AND ROYALTIES...........................................  16
     6.1  Milestone Payments............................................  16
     6.2  Transfer Price................................................  16
     6.3  Royalty Payments..............................................  17
     6.4  Reduction for Generic Competition.............................  17
     6.5  Obligation to Pay Royalties...................................  17

                                      (i)

                               TABLE OF CONTENTS
                               -----------------
                                  (continued)

                                                                         Page
                                                                         ----

7.   PAYMENTS AND REPORTS...............................................  17
     7.1  Payments......................................................  17
     7.2  Mode of Payment...............................................  17
     7.3  Records Retention.............................................  18
     7.4  Audit Request.................................................  18
     7.5  Cost of Audit.................................................  18
     7.6  No Non-Monetary Consideration for Sales.......................  19
     7.7  Taxes.........................................................  19

8.   MANUFACTURE AND SUPPLY.............................................  19
     8.1  Supply; Processing of Finished Product........................  19
     8.2  Forecasts.....................................................  20
     8.3  Orders........................................................  20
     8.4  Delivery......................................................  21
     8.5  Conformity; Specifications; Quality Control...................  21
     8.6  Acceptance/Rejection; Interim Replacement.....................  22
     8.7  Third Party Manufacturers.....................................  23
     8.8  Shortage of Supply............................................  24
     8.9  Inability to Supply; Election of Remedies.....................  24
     8.10 Right to Manufacture..........................................  25

9.   OWNERSHIP; PATENTS.................................................  25
     9.1  Ownership.....................................................  25
     9.2  Patent Maintenance............................................  26
     9.3  Patent Enforcement............................................  27
     9.4  Infringement Action by Third Parties..........................  28

10.  PUBLICATION; CONFIDENTIALITY.......................................  28
     10.1  Notification.................................................  28
     10.2  Review.......................................................  29
     10.3  Exclusions...................................................  29
     10.4  Confidentiality; Exceptions..................................  29
     10.5  Exceptions to Obligation.....................................  30
     10.6  Limitations on Use...........................................  30
     10.7  Remedies.....................................................  30

11.  RECALL; INDEMNIFICATION............................................  30
     11.1  Investigation; Recall........................................  30

                                      (ii)

                               TABLE OF CONTENTS
                               -----------------
                                  (continued)

                                                                         Page
                                                                         ----

      11.2  Indemnification by Santen...................................  31
      11.3  Indemnification by Inspire..................................  31
      11.4  Notice of Indemnification...................................  32
      11.5  Complete Indemnification....................................  32

12.   TERM; TERMINATION.................................................  32
      12.1  Term........................................................  32
      12.2  Termination for Cause.......................................  32
      12.3  Effect of Expiration or Termination.........................  33
      12.4  Accrued Rights; Surviving Obligations.......................  34

13.   FORCE MAJEURE.....................................................  35
      13.1  Events of Force Majeure.....................................  35

14.   MISCELLANEOUS.....................................................  35
      14.1  Relationship of Parties.....................................  35
      14.2  Assignment..................................................  35
      14.3  Books and Records...........................................  36
      14.4  Further Actions.............................................  36
      14.5  Notice......................................................  36
      14.6  Use of Name.................................................  37
      14.7  Public Announcements........................................  37
      14.8  Waiver......................................................  37
      14.9  Compliance with Law.........................................  37
     14.10  Severability................................................  37
     14.11  Amendment...................................................  37
     14.12  Governing Law; English Original Controlling.................  37
     14.13  Arbitration.................................................  38
     14.14  Entire Agreement............................................  38
     14.15  Parties in Interest.........................................  38
     14.16  Descriptive Headings........................................  38
     14.17  Counterparts................................................  39

                                     (iii)

                               TABLE OF CONTENTS
                               -----------------
                                  (continued)
                                                                         Page
                                                                         ----


                                LIST OF EXHIBITS
                                ----------------


          EXHIBIT A    INSPIRE'S COST OF COMPOUND
          EXHIBIT B    INITIAL PATENTS
          EXHIBIT C    INITIAL MEMBERS OF COORDINATING COMMITTEE
          EXHIBIT D    MAXIMUM/MINIMUM ORDERS UNDER SECTION 8.3

                                      (iv)

                              DEVELOPMENT, LICENSE
                              AND SUPPLY AGREEMENT

     THIS DEVELOPMENT, LICENSE AND SUPPLY AGREEMENT (this "Agreement"), dated as of December 16, 1998, is entered into by and between Inspire Pharmaceuticals, Inc., a corporation organized and existing under the laws of the State of Delaware, having offices located at 4222 Emperor Boulevard, Suite 470, Durham, North Carolina 27703, USA ("Inspire"), and Santen Pharmaceutical Co., Ltd., a corporation organized under the laws of Japan, having offices located at 3-9-19 Shimoshinjo, Higashiyodogawa-ku, Osaka, 533-8651, Japan ("Santen").

                             PRELIMINARY STATEMENTS
                             ----------------------

     A. Inspire owns, and/or has exclusive rights to, the Patents and Know-How in existence as of the Effective Date relating to the Compound.

     B. Santen has the personnel, facilities and expertise necessary for the development and commercialization of the Product in the Territory.

     C. Santen wishes to develop and commercialize the Product in the Territory, and Inspire wishes to have Santen do so, upon the terms and conditions set forth in this Agreement. In connection therewith, Santen desires to obtain, and Inspire desires to grant to Santen, an exclusive license under the Licensed Technology with respect to the commercialization of the Product in the Territory for applications in the Field, subject to Inspire's right to manufacture and supply Compound for Santen, all on the terms and conditions set forth below.

     D. Simultaneously with the execution of this Agreement, the Parties are entering in that certain Stock Purchase Agreement (the "Stock Purchase Agreement") and the documents ancillary thereto, all dated of even date herewith, pursuant to which Santen is purchasing shares of Series D Preferred Stock of Inspire.

     NOW, THEREFORE, in consideration of the foregoing Preliminary Statements and the mutual agreements and covenants set forth herein, the Parties hereby agree as follows:


1.   DEFINITIONS.

     As used in this Agreement, the following terms shall have the meanings set forth in this Section 1 unless context dictates otherwise:

     1.1 "Affiliate," with respect to any Party, shall mean any entity controlling, controlled by, or under common control with, such Party. For these purposes, "control" shall refer to: (i) the possession, directly or indirectly, of the power to direct the management or policies of an entity, whether through the ownership of voting securities, by contract or otherwise, or (ii) the ownership, directly or indirectly, of at least 50% of the voting securities or other ownership interest of an entity.

     1.2 "cGMP" shall mean current Good Manufacturing Practice as defined in Parts 210 and 211 of Title 21 of the U.S. Code of Federal Regulations, as may be amended from time to time, or any successor thereto.

     1.3 "Compound" shall mean the chemical compound designated as INS365, whose chemical name is P1, P4-Di(uridine 5'-tetraphosphate), and all sodium salts thereof.

     1.4 "Compound Specifications" shall mean the specifications for the Compound agreed upon by the Parties, in accordance with Section 8.1(c), in consideration of the regulatory requirements in each country in the Territory, as may be amended from time to time.

     1.5 "Confidential Information" shall have the meaning assigned to such term in Section 10.4.

     1.6 "Coordinating Committee" shall have the meaning assigned to such term in Section 3.1.

     1.7 "Cost of Compound" shall mean Inspire's fully burdened costs associated with the manufacture of the Compound, as determined pursuant to Exhibit A.

     1.8 "Development Program" shall mean the development program with respect to the Product conducted by Santen to obtain Registration of the Product in each country in the Territory pursuant to Section 4.

     1.9  "Effective Date" shall mean the date of this Agreement.

     1.10 "Executive Officers" shall have the meaning assigned to such term in
Section 3.2(b).

     1.11 "Field" shall mean the therapeutic treatment of ocular surface diseases (including dry eye, regardless of how caused) in humans.

     1.12 "First Commercial Sale" shall mean the first sale for use or consumption by the general public of the Product in any country in the Territory after all required Registrations have been granted, or such sale is otherwise permitted, by the Regulatory Authority in such country.

     1.13 "Generic Product" shall mean, on a country-by-country basis, the ophthalmic formulation of any product for use in the Field that contains the Compound as an active ingredient: (i) the manufacture, use or sale of which is not covered by a Licensed Claim in such country, and (ii) [CONFIDENTIAL TREATMENT REQUESTED].

     1.14 "IND" shall mean any filing made with the Regulatory Authority in any country in the Territory for initiating clinical trials in such country with respect to the Product.

     1.15 "Invention" shall mean any new or useful process, manufacture, compound or composition of matter relating to the Compound or the Product (including, without limitation, the formulation, delivery or use thereof), whether patentable or unpatentable, or any improvement thereof, that is conceived or first reduced to practice or demonstrated to have utility during the term of this Agreement.

     1.16 "Know-how" shall mean any and all Inventions, improvements, discoveries, claims, formulae, processes, trade secrets, technologies and know-how (including confidential data and Confidential Information) that is generated, owned or controlled by Inspire at any time before or during the term of this Agreement relating to, derived from or useful for the use or sale of the Compound or the Product, including, without limitation, synthesis, preparation, recovery and purification processes and techniques, control methods and assays, chemical data, toxicological and pharmacological data and techniques, clinical data, medical uses, product forms and product formulations and specifications.

     1.17 "Licensed Claim" shall mean any claim of any Patent that relates to and is necessary for the use and sale of the Compound or the Product, which claim has not been held invalid or unenforceable by decision of a court or other governmental agency of competent jurisdiction, unappealable or unappealed within the time allowed for appeal, and which is not admitted to be invalid through disclaimer or otherwise not admitted by Inspire to be invalid.

     1.18 "Licensed Technology" shall mean the Licensed Claims and Know-how, collectively.

     1.19 "Manufacturing Standards" shall mean, with respect to the Compound, cGMP and such additional manufacturing specifications or standards as may be established by mutual agreement of the Parties from time to time, in accordance with Section 8.1(c).

     1.20 "Net Sales" shall mean, with respect to the Product, the gross amount invoiced for the Product by Santen, its Affiliates and Sublicensees, if any, in arm's length sales to Third Parties, commencing with the First Commercial Sale, less deductions for: (i) trade, quantity and/or cash discounts, allowances and rebates actually allowed or given; (ii) freight, postage, shipping insurance and other transportation expenses (if separately identified in such invoice); (iii) credits or refunds actually allowed for rejections, defects or recalls of such Product, outdated or returned Product, or because of rebates or retroactive price reductions; and (iv) sales, value-added, excise taxes, tariffs and duties, and other taxes directly related to the sale, to the extent that such items are included in the gross invoice price (but not including taxes assessed against the income derived from such sale). Such amounts shall be determined from the books and records maintained by Santen, its Affiliates or Sublicensees, as applicable.

     1.21 "Party" shall mean Inspire or Santen and, when used in the plural, shall mean Inspire and Santen.

     1.22 "Patents" shall mean the patents set forth on Exhibit B, and any other patents or patent applications in the Territory owned or controlled by Inspire during the term of this Agreement that relate to the Compound or the Product, together with any patents that may issue therefor in the Territory, including any and all extensions, renewals, continuations, continuations-in- part, divisions, patents-of-additions, reissues, supplementary protection certificates or foreign counterparts of any of the foregoing.

     1.23 "Product" shall mean all ophthalmic formulations of any product for use in the Field that contains the Compound as an active ingredient, the manufacture, use or sale of which either is: (i) based upon, derived from or related to any of the Know-how; and/or (ii) covered by one or more Licensed Claims and, but for this Agreement, would constitute an infringement (whether directly, contributorily or by inducement) thereof.

     1.24 "Registration" shall mean, with respect to each country in the Territory, approval of the Registration Application for the Product filed in such country, including pricing or reimbursement, where applicable, by the Regulatory Authority in such country.

     1.25 "Registration Application" shall mean any filing(s) made with the Regulatory Authority in any country in the Territory for regulatory approval of the manufacture and sale of the Product in such country.

     1.26 "Regulatory Authority" shall mean the authority(ies) in each country in the Territory with responsibility for granting regulatory approval for the manufacturing and sale of the Product in such country, and any successor(s) thereto.

     1.27 "Stock Purchase Agreement" shall have the meaning assigned to such term in the Preliminary Statements.

     1.28 "Strategic Partners" shall have the meaning assigned to such term in
Section 4.3(e).

     1.29 "Sublicensee" shall mean a Third Party to which Santen has granted a sublicense to develop, manufacture, use or sell the Product in any country in the Territory, pursuant to Section 5.3.

     1.30 "Territory" shall mean Japan, China, South Korea, the Philippines, Thailand, Vietnam, Taiwan, Singapore, Malaysia and Indonesia.

     1.31 "Testing Methods" shall have the meaning assigned to such term in
Section 8.5(c).

     1.32 "Third Party" shall mean any person who or which is neither a Party nor an Affiliate of a Party.

     1.33 "Third Party Manufacturer" shall have the meaning assigned to such term in Section 8.7(a).

     1.34  "Trademark" shall have the meaning assigned thereto in Section 5.6.

     1.35 "Transfer Price" shall have the meaning assigned to such term in
Section 6.2.


2.   REPRESENTATIONS AND WARRANTIES.

     2.1  Representations and Warranties of Both Parties.    Each Party
represents and warrants to the other Party, as of the Effective Date, that:

          (a) such Party is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has full corporate power and authority to enter into this Agreement and to carry out the provisions hereof;

          (b) such Party is free to enter into this Agreement;

          (c) in so doing, such Party will not violate any other agreement to which it is a party;

          (d) such Party has taken all corporate action necessary to authorize the execution and delivery of this Agreement and the performance of its obligations under this Agreement; and

          (e) except as expressly provided in Section 2.2(e), no person or entity has or will have, as a result of the transactions contemplated by this Agreement, any right, interest or valid claim against or upon such Party for any commission, fee or other compensation as a finder or broker because of any act or omission by such Party or any of its agents.

     2.2 Representations and Warranties of Inspire. Inspire represents and warrants to Santen, as of the Effective Date, that:

          (a) Inspire is the owner of, or has exclusive rights to, all of the Patents in existence on the Effective Date, and has the exclusive right to grant the licenses granted under this Agreement therefor;

          (b) to the best of Inspire's knowledge, Inspire has exclusive rights to all of the Know-how in existence on the Effective Date and the exclusive right to grant licenses with respect thereto;

          (c) to the best of Inspire's knowledge, Santen's use of the Compound in the Field, in accordance with the terms of this Agreement, does not infringe upon or conflict with any patent or other proprietary rights in the Territory of any Third Party;

          (d) Inspire has not entered into any agreement with any Third Party that is in conflict with the rights granted to Santen pursuant to this Agreement; and

          (e) Pharma $ Logic Development, Inc. has acted as a consultant/broker on behalf of Inspire with respect to the transactions contemplated by this Agreement. Inspire has paid, or will pay, Pharma $ Logic Development, Inc. all fees and expenses due to it in connection herewith.

     2.3 Representations and Warranties of Santen . Santen represents and warrants to Inspire, as of the Effective Date, that:

          (a) Santen has the facilities, personnel and experience sufficient in quantity and quality to perform its obligations under this Agreement;

          (b) All of the personnel assigned to perform such obligations shall be qualified and properly trained; and

          (c) Santen shall perform such obligations in a manner commensurate with professional standards generally applicable in its industry.


3.   COORDINATING COMMITTEE.

     3.1 Members; Chairperson. The Parties shall establish a coordinating committee (the "Coordinating Committee"), that shall consist of four to six members, as the Parties may deem necessary from time to time, with an equal number of members from each Party. At least one member from each Party must be a product development professional. The Coordinating Committee shall initially consist of six members, who are set forth on Exhibit C. A member of the Coordinating Committee may be represented at any meeting by a designee appointed by such member for such meeting. The chairperson of the Coordinating Committee shall serve a one-year term, commencing on the Effective Date or an anniversary thereof, as the case may be. The right to name the chairperson of the Coordinating Committee shall alternate between the Parties, and each chairperson shall be named no later than 10 days after the commencement of his or her term. The initial chairperson shall be selected by Santen and is designated on Exhibit
C. Each Party shall be free to change its members, upon prior written notice to the other Party. Each Party may, in its discretion, invite non-member representatives of such Party to attend meetings of the Coordinating Committee, provided that the other Party approves such Party's invitee(s) in advance.

     3.2 Responsibilities.

        (a) Subject to the other terms of this Agreement, the Coordinating Committee shall review and evaluate the sufficiency of Santen's progress in the development and commercialization of the Product in each country in the Territory and shall provide input and recommendations regarding the development of the Product. Without limiting the generality of the foregoing, the Coordinating Committee shall:

           (i) review data and reports arising from and generated in connection with the Development Program;

           (ii) review all proposed publications and presentations of the Parties pursuant to Section 10.2;

           (iii) review all studies relating to the Product and any other studies proposed to be performed in connection with the registration process for the Product under this Agreement;

           (iv) provide a mechanism for the exchange of information between the Parties with regard to Know-how and Inventions; and

           (v) have such other responsibilities as may be assigned to the Coordinating Committee pursuant to this Agreement or as may be mutually agreed upon by the Parties from time to time.

        (b) In the event that, after good faith discussions, the Coordinating Committee cannot reach consensus regarding whether Santen shall have made reasonably sufficient progress in the development and commercialization of the Product in any country in the Territory, the matter shall be referred for further review and resolution to an officer at the senior executive level at Inspire, and an officer at the senior executive level at Santen (such officers collectively, the "Executive Officers"). The Executive Officers shall use reasonable efforts to resolve the matter within 30 days after the matter is referred to them. If the Executive Officers are unable to reach a resolution of the matter within this period of time, the matter shall be submitted to binding arbitration in San Francisco, California, for arbitration pursuant to then current commercial arbitration rules of the American Arbitration Association, but otherwise pursuant to Section 14.13.

          (c) Although the Coordinating Committee shall provide its input and recommendations regarding the development of the Product, Santen shall have the sole control and discretion over the development of the Product in any manner consistent with its obligations under this Agreement.


     3.3 Meetings. During the term of the Development Program and the 12-month period thereafter, the Coordinating Committee shall meet at least twice during every calendar year, and more frequently as the Parties deem appropriate, on such dates, and at such times and places, as the Parties shall agree; provided, however, that at least one meeting during each calendar year shall be held in each of the United States and Japan, unless the Parties otherwise agree. Thereafter, during the remainder of the term of this Agreement, the Coordinating Committee shall meet on an as-needed basis on such dates, and at such places and times, as the Parties shall agree. The chairperson shall, if practicable, send notice of all meetings to all members of the Coordinating Committee no less than 20 days before the date of each meeting. The Coordinating Committee may also convene or be polled or consulted from time to time by means of telecommunications, video conferences or correspondence, as deemed necessary or appropriate; provided, however, that the Coordinating Committee must meet in person at least twice every calendar year during the term of the Development Program and the 12-month period thereafter.

     3.4 Term. The Coordinating Committee shall exist until the termination or expiration of the Development Program and for such longer period as the Parties may mutually agree (taking into consideration the responsibilities (e.g., review of proposed publications) assigned to the Coordinating Committee under this Agreement).

     3.5 Expenses. Each Party shall be responsible for all travel and related costs and expenses for its members and approved invitees to attend meetings of, and otherwise participate on, the Coordinating Committee.


4    DEVELOPMENT PROGRAM.

     4.1 Generally . Santen shall use all commercially reasonable efforts diligently to develop and commercialize the Product in each country in the Territory (including, without limitation, obtaining all Registrations necessary to market and sell the Product in each such country), in such order of priority as Santen reasonably shall deem appropriate. In connection therewith, Santen shall dedicate resources to the development and commercialization of the Product consistent with the resources that Santen, at all relevant times, would dedicate to products containing compounds with similar indications and side effects profiles to those of the Compound that were generated from Santen's own research efforts and that Santen decided to develop commercially and market.

     4.2 Specific Santen Responsibilities. As part of the Development Program, Santen shall:

        (a) Conduct, or cause to be conducted, manage and oversee any additional pre-clinical pharmacological or toxicological studies, required by the Regulatory Authorities in order to file a Registration Application for the Product in each country in the Territory;

        (b) Conduct, or cause to be conducted, manage and oversee formulation of the Product for use in clinical studies and for subsequent marketing;

           (c) Conduct, or cause to be conducted, manage and oversee all clinical studies required by the Regulatory Authorities in order to obtain Registration for the Product in each country in the Territory;

           (d) Make and pursue all regulatory filings (including, without limitation, all INDs and Registration Applications), based in part on the information and documentation provided by Inspire and in part on information and data generated and obtained by Santen in connection with the Development Program, and conduct all analysis and other support necessary with respect to the manufacture and sale of the Product in the Territory;

           (e) Use all commercially reasonable efforts and proceed diligently to perform such obligations, including, without limitation, by using personnel with sufficient skills and experience, together with sufficient equipment and facilities;

          (f) Conduct the Development Program in good scientific manner, and in compliance in all material respects with all requirements of applicable laws, rules and regulations, and all other requirements of any applicable current good clinical practice, current good laboratory practice and current good manufacturing practice to attempt to achieve the objectives of the Development Program efficiently and expeditiously;

           (g) Within 30 days after the end of each six-month period during the term of the Development Program and within 30 days following the expiration or termination of the Development Program, furnish the Coordinating Committee with reasonably detailed, written reports on all activities conducted by Santen under the Development Program during such six-month period or the term of the Development Program, as the case may be;

           (h) Maintain records, in sufficient detail and in good scientific manner, which shall be complete and accurate and shall fully and properly reflect all work done and results achieved in connection with the Development Program in the form required under all applicable laws and regulations. Inspire shall have the right, during normal business hours and upon reasonable notice, to inspect and copy all such records. Inspire shall maintain such records and information contained therein in confidence in accordance with Section 10 and shall not use such records or information except to the extent otherwise permitted by this Agreement; and

           (i) Allow representatives of Inspire, upon reasonable notice and during normal business hours, to visit Santen's facilities where the Development Program is being conducted, and consult informally, during such visits and by telephone, with Santen's personnel performing work on the Development Program.

     4.3 Inspire Activities. In support of the Development Program, Inspire shall:

          (a) Immediately after the Effective Date, provide to Santen copies of all (or relevant portions of) primary and secondary pre-clinical pharmacological, toxicological, formulation and stability data, either in the Field or outside the Field but having utility in the Field, relating to the development and commercialization of the Product, in Inspire's possession and control (including, without limitation, such data, studies and materials of Strategic Partners, to the extent Inspire has the right to provide same to Santen);

          (b) Thereafter, provide to Santen copies of: (i) all primary and secondary pre-clinical pharmacological, toxicological, formulation and stability data, either in the Field or outside the Field but having utility in the Field, relating to the development and commercialization of the Product, and (ii) all preclinical data concerning the Field, that comes into Inspire's possession and control during the term of this Agreement (including, without limitation, such data, studies and materials of Strategic Partners, to the extent Inspire has the right to provide same to Santen);

          (c) Supply Santen or its designee(s) with sufficient quantities of Compound, manufactured in accordance with cGMP and the Compound Specifications, to complete all pre-clinical and clinical studies and all development, analysis, regulatory support, manufacturing and all other Registration-related activities with respect to the Product in which Santen is required to engage by applicable law or regulation until the commercial launch, or the affirmative decision of Santen not to pursue the commercial launch, of the Product in each country in the Territory. Such Compound shall be supplied to Santen at the Transfer Price set forth in Section 6.2, and shall be paid as provided in Section 4.5(b). Such Compound shall be supplied in accordance with quarterly forecasts therefor provided by Santen at least 180 days prior to the anticipated delivery date for each shipment of Compound. Santen shall have the right, at reasonable times and upon reasonable notice, to inspect all facilities at which Compound is manufactured pursuant to this Section 4.3(c) for compliance with cGMP;

          (d) Within 30 days after the end of each six-month period during the term of the Development Program, furnish the Coordinating Committee with reasonably detailed, written reports on all activities conducted by Inspire and its Strategic Partners (to the extent Inspire has the right to provide such information to Santen) during such six-month period in connection with the development and commercialization of all products for respiratory indications that contain the Compound as an active ingredient.

          (e) Negotiate in good faith with all of Inspire's other strategic partners and/or licensees for the Compound (collectively, "Strategic Partners") that are relevant to obtain the right: (i) to disclose to Santen all Third Party data or information owned by such Strategic Partners that this Agreement contemplates will be shared with Santen to the extent that Inspire has the right to do so, and (ii) to grant Santen the right to cross-reference regulatory filings owned by such Strategic Partners that this Agreement contemplates will be granted to Santen to the extent that Inspire has the right to do so.

     4.4  Regulatory Matters.

          (a) Santen shall be responsible for preparing and filing INDs, Registration Applications and other regulatory filings for the Product in each country in the Territory through and including Registration, and thereafter shall be responsible for maintaining such Registrations. All such filings shall be in Santen's name (or that of its Affiliates, Sublicensees or distributors, as the case may be). Santen shall also obtain any export approvals required by the Regulatory Authorities to export Product among the countries of the Territory.

          (b) Santen or, where required by applicable law, its designees(s) shall own all INDs, Registration Applications, Registrations and other regulatory filings for the Product in each country in the Territory.

          (c) In order to assist Santen in the performance of its obligations under this Section 4.4, Inspire shall provide Santen or its designee(s) with complete copies (or copies of relevant portions) of, and shall grant Santen or its designee(s) the right to cross-reference, all of Inspire's and its Strategic Partners' (to the extent Inspire has the right to provide such information to Santen) INDs, registration applications, registrations or other regulatory filings made or held in any country for all products that contain the Compound as an active ingredient. Inspire shall execute, acknowledge and deliver such further instruments, and shall do all such other acts, all as promptly as possible after Santen's request therefor, at Santen's expense, that may be necessary or appropriate to effectuate such right.

          (d) Upon Inspire's written request, Santen shall provide Inspire with complete copies (or copies of relevant portions) of, and shall grant Inspire the right to cross-reference any INDs, Registration Applications, Registrations or other regulatory filings made or held in each country in the Territory in the name of Santen (or that of its Affiliates, Sublicensees or distributors, as the case may be) reasonably necessary or useful to enable Inspire to market products either within the Territory and outside the Field, or outside the Territory. Santen shall not be obligated to provide English translations of such filings, but shall provide any English translations made by Santen, in its sole discretion, if requested by Inspire. Santen shall execute, acknowledge and deliver such further instruments, and shall do all such other acts, all as promptly as possible after Inspire's request therefor, at Inspire's expense, that may be necessary or appropriate to effectuate such right in each such country. Santen also shall provide such copies and such right to cross-reference to any Strategic Partner that grants Santen or its designee(s) the right to cross-reference such Strategic Partner's INDs, registration applications, registrations or other regulatory filings made or held in any country for products that contain the Compound as an active ingredient.

          (e) Santen shall keep Inspire informed as to the status of all regulatory filings made pursuant to this Section 4.4.

          (f) In connection with any IND or Registration Application filed by Santen pursuant to this Section 4.4, Santen shall notify Inspire as soon as reasonably possible of any meeting with the Regulatory Authority in any country in the Territory scheduled by Santen (which notification shall describe the subject matter of any such meeting), shall permit Inspire to assist Santen in the preparation for any such meeting and shall promptly advise Inspire in writing of the outcome of any such meeting.

     4.5  Funding.

          (a) Except as otherwise expressly provided in this Agreement, each Party shall bear the entire cost and expense it incurs in connection with fulfillment of its obligations under this Section 4.

          (b) Inspire shall invoice Santen for, and Santen shall pay, the Transfer Price for the Compound supplied by Inspire pursuant to Section 4.3(c) in accordance with Sections 6.2 and 7.

     4.6 Liability. Santen shall be responsible for, and hereby assumes, any and all risks of personal injury or property damage attributable to the negligent or willful acts or omissions, during the term of the Development Program, of Santen or its Affiliates, and their respective directors, officers, employees and agents. Inspire shall be responsible for, and hereby assumes, any and all risks of personal injury or property damage attributable to the negligent or willful acts or omissions, during the term of the Development Program, of Inspire or its Affiliates, and their respective directors, officers, employees and agents.

     4.7 Termination. In the event that, following the review by the Coordinating Committee and the Executive Officers pursuant to Section 3.2, Inspire believes that Santen has not made reasonably sufficient progress in the development and commercialization of the Product in any country in the Territory in a manner consistent with its obligations under Section 4.1, Inspire may submit the matter to arbitration in San Francisco, California, for arbitration pursuant to then current commercial arbitration rules of the American Arbitration Association, but otherwise pursuant to Section 14.13. If the arbitrators (who shall take into account, among other things, the relative potential economic cost vs. benefit of developing and commercializing the Product in such country) determine that Santen has not made reasonably sufficient progress, Inspire shall have the right to terminate this Agreement with respect to all countries except Japan pursuant to pursuant to Section 12.2; provided, however, that if the arbitrators determine that Santen has not made sufficiently reasonable progress with respect to Japan, Inspire shall have the right to terminate this Agreement int its entirety pursuant to Section 12.2.


5   GRANT OF RIGHTS; MARKETING.

     5.1 Development License . Inspire hereby grants to Santen, during the term of the Development Program, the exclusive (except as to Inspire as necessary for the purposes of this

Agreement), paid-up license, with the right to grant sublicenses in accordance with the terms of this Agreement, under the Licensed Technology, to conduct the Development Program.

     5.2 Commercialization License . Inspire hereby grants to Santen an exclusive (even as to Inspire) license throughout the Territory, with the right to grant sublicenses in accordance with the terms of this Agreement, under the Licensed Technology, to develop, use, manufacture, register, market and sell Products in the Field; provided, however, that nothing in this Section 5.2 grants Santen the right to manufacture the Compound used in the manufacture of the Products. With respect to any Patents that may issue in Japan during the term of this Agreement, a statement referencing the exclusive license granted to Santen pursuant to this Section 5.2 shall be registered with the Japanese Patent Office at Santen=s cost, as soon as is practically possible after the issuance of the respective Patents. Inspire hereby agrees that it will execute such documents and instruments as may be required to effect the registration of such statement and otherwise cooperate with Santen in connection with the registration of such statement with the Japanese Patent Office, and in other counties where required or permitted by applicable law.

     5.3  Sublicensing.

          (a) Santen may grant sublicenses of the licenses granted to Santen under Section 5.2 for purposes of an Affiliate's or Sublicensee's co-performance with Santen of Santen's obligations under Section 5.5 in Japan. In addition, solely in connection with the grant of such sublicenses, Santen shall have the right to grant a sublicense of the licenses granted to Santen under Section 5.1 for purposes of an Affiliate's or Sublicensee's co-performance with Santen of Santen's obligations under Section 4 in Japan.

          (b) Santen shall have the right to grant sublicenses of the licenses granted to Santen under Section 5.2 for purposes of an Affiliate's or Sublicensee's performance of Santen's obligations under Section 5.5 in all countries in the Territory other than Japan. In addition, solely in connection with the grant of such sublicenses, Santen shall have the right to grant a sublicense of the licenses granted to Santen under Section 5.1 for purposes of an Affiliate's or Sublicensee's performance of Santen's obligations under
Section 4 in all countries in the Territory other than Japan.

          (c) No sublicense granted by Santen pursuant to this Section 5.3 shall be valid unless: (i) Santen shall submit all proposed sublicenses to Inspire for approval, which approval shall not be unreasonably withheld; (ii) Santen shall guarantee and be responsible for the making of all payments due, and the making of any reports under this Agreement, with respect to sales of Product by its Affiliates or Sublicensees and their compliance with all applicable terms of this Agreement; and (iii) each Affiliate or Sublicensee agrees in writing to maintain books and records and permit Inspire to review such books and records pursuant to the relevant provisions, and to observe all other applicable terms, of this Agreement. In addition, no sublicense granted by Santen pursuant to this
Section 5.3 of the licenses granted to Santen under Section 5.1 shall be valid unless each such Affiliate or Sublicensee agrees in writing to maintain scientific records and permit Inspire to inspect and copy such records and visit such facilities pursuant to the relevant provisions of Section 4.2, and to observe all other applicable terms, of this Agreement. Santen shall promptly provide Inspire with notice of any sublicense granted pursuant to this Section 5.3, and provide a copy of the sublicense to Inspire upon its request.

          (d) Santen hereby unconditionally guarantees the performance of any of its Affiliates and Sublicensees hereunder. In the event of a breach by such an Affiliate or Sublicensee in the observance of applicable terms of this Agreement, Inspire shall be entitled to proceed against either such Affiliate or Sublicensee or directly against Santen, as Inspire may determine in its sole discretion, to enforce this Agreement.

     5.4 Grantback Rights . Subject to the terms and conditions of this Agreement, Santen hereby grants to Inspire an exclusive (except as to Santen), paid-up license under any patents or know-how that embody or relate to Inventions that are owned or controlled by Santen or its Affiliates and relate specifically to the Compound and/or the Product and are not of general utility (i.e., useful for purposes other than uses with the Compound and/or Product):
(i) to develop, make, have made, use, offer to sell, sell and have sold products with applications outside the Field for all purposes worldwide (including, without limitation, within the Territory), and (ii) to develop, make, have made, use, offer to sell, sell and have sold Products with applications within the Field for all purposes outside the Territory. The foregoing licenses shall include the right to grant sublicenses.

     5.5 Marketing Obligations, Rights. Santen shall use all commercially reasonable efforts to market the Product in the Territory. In connection therewith, Santen shall dedicate resources to marketing the Product that are consistent with the resources that Santen, at all relevant times, would dedicate to products containing compounds that were generated from Santen's own research efforts which Santen decided to develop commercially and market and that have pricing, volume and marketing potentials similar to those of the Product. Santen, either itself and/or by and through its Affiliates, Sublicensees and distributors, as the case may be, shall be responsible for, and shall have the exclusive right to engage in, all marketing, advertising, promotional, launch and sales activities in connection with such efforts.

     5.6 Trademarks. Santen shall market the Product throughout the Territory under a trademark or trademarks (collectively, the "Trademark") selected by Santen. Except as otherwise expressly provided in this Agreement, Santen shall own all right, title and interest in and to such Trademark.

     5.7  Adverse Reaction Reporting  .

          (a) Each Party shall record, evaluate, summarize and review all adverse drug experiences associated with the Compound and the Product. In order that each Party may be fully informed of the adverse drug experiences associated therewith that are known to the other Party, each Party shall report:

               (i)  In the case of Inspire, to:

                    Inspire Pharmaceuticals, Inc.
                    4222 Emperor Boulevard, Suite 470
                    Durham, North Carolina  27703
                    USA
                    Attention:  JoAnn Gorden, Manager, Regulatory Affairs &
                                Project Management
                    Facsimile No.: (919) 941-9797
                    Telephone No.: (919) 941-9777 ext. 288

               (ii) In the case of Santen, to:

                    Santen Pharmaceutical Co., Ltd.
                    3-9-19 Shimoshinjo
                    Higashiyodogawa-ku
                    Osaka 533-8651
                    JAPAN
                    Attention: Koji Yamamoto, Ph.D., Deputy General Manager Facsimile No.: (06) 6321-5312
                    Telephone No.: (06) 6321-9987

all "adverse events," as defined by the then current ICH guidelines, involving the Compound and/or the Product (all such reports, "AE Reports"). "Serious" adverse events shall be reported to the other Party within four working days (if the event is fatal or life-threatening) or ten working days (if otherwise) after a Party's (a "reporting Party") becoming aware of such an event and shall either be reported by facsimile or telephone. The reporting Party shall report on a quarterly basis all other adverse events that are known to the reporting Party through either the receipt of clinical study documentation or post-market surveillance. In addition, the reporting Party shall report all known instances of use of the Product during pregnancy. In any event, each Party shall promptly notify the other of any complaint received by such Party in sufficient detail and in sufficient time to allow the responsible Party to comply with any and all regulatory requirements imposed upon it in any country in the Territory. Each Party shall also advise the other of any regulatory developments (e.g., proposed recalls, labeling and other registrational dossier changes, etc.) affecting the Compound or the Product in any country in the Territory.

          (b) According to current ICH guidelines, an "adverse event" is any untoward medical occurrence in a patient or clinical investigation subject administered a pharmaceutical product, which occurrence does not necessarily have to have a causal relationship with the treatment.

          (c) According to current ICH guidelines, a "serious" adverse event is any adverse drug experience that, at any dose, results in any of the following outcomes: death, a life-threatening (at the time of the event) condition, inpatient hospitalization or prolongation of existing hospitalization, persistent or significant disability or incapacity, or a congenital anomaly or birth defect. Other important medical events not meeting such criteria may be considered serious if, based on appropriate medical judgment, the event jeopardized the subject and required medical intervention to prevent any one or more of such outcomes.

          (d) The details of adverse reaction reporting during the development stage and thereafter shall be stipulated in a separate agreement to be entered into by the Parties in due course.


6.   MILESTONES AND ROYALTIES.

     6.1 Milestone Payments. As further consideration to Inspire for the license and other rights granted to Santen under this Agreement, Santen shall pay to Inspire the following milestone payments upon the first occurrence of each event set forth below with respect to the Product:

          [CONFIDENTIAL TREATMENT REQUESTED].

Each of the payments required pursuant to this Section 6.1 shall be paid within 15 days after such milestone has been achieved.

     6.2 Transfer Price. The transfer price to Santen for Compound supplied by Inspire under this Agreement shall be an amount equal to [CONFIDENTIAL TREATMENT REQUESTED]; provided, however, that the maximum amount to be included in Inspire's Cost of Compound for the manufacture and supply of Compound to Santen following the First Commercial Sale shall be [CONFIDENTIAL TREATMENT REQUESTED]. Such maximum amount shall be adjusted, commencing on January 1, 2000 and on each January 1 thereafter, to reflect the change in the Producer Price Index for Pharmaceutical Manufacturers (or such other index as the Parties may agree upon from time to time) in the country in which the Compound was manufactured during the preceding calendar year. The transfer price of Compound to Santen, as determined under this Section 6.2, shall be referred to as the "Transfer Price."

     6.3 Royalty Payments. As further consideration to Inspire for the license and other rights granted to Santen under this Agreement, during the term of this Agreement, Santen shall pay to Inspire a royalty on Net Sales of the Product commencing on the First Commercial Sale by Santen, its Affiliates or its Sublicensees, on a country-by-country and Product-by-Product basis, in an amount equal to: (i) [CONFIDENTIAL TREATMENT REQUESTED] of the aggregate Net Sales of the Product by Santen, its Affiliates and its Sublicensees in Japan; and (ii) [CONFIDENTIAL TREATMENT REQUESTED] of the aggregate Net Sales of the Product by Santen, its Affiliates and its Sublicensees throughout the remainder of the Territory.

     6.4 Reduction for Generic Competition. With respect to any country in the Territory where a product that is a Generic Product is being marketed by a Third Party or Parties, the royalties payable to Inspire under Section 6.3 with respect to Net Sales of the Product in such country shall be reduced by [CONFIDENTIAL TREATMENT REQUESTED], commencing with the calendar quarter during which such product becomes a Generic Product in such country.

     6.5 Obligation to Pay Royalties. The obligation to pay royalties to Inspire under this Section 6 is imposed only once with respect to the same unit of Product regardless of the number of Patents or quantity of Know-how pertaining thereto. There shall be no obligation to pay royalties to Inspire under this Section 6 on sales of Product between Santen and its Affiliates and Sublicensees, but in such instances the obligation to pay royalties shall arise upon the sale by Santen or its Affiliates or Sublicensees to unrelated Third Parties, such as end users and distributors. Payments due under this Section 6 shall be deemed to accrue when Product is shipped or billed, whichever event shall first occur.


7    PAYMENTS AND REPORTS.

     7.1  Payments.

          (a) Inspire shall submit invoices to Santen for the Transfer Price of Compound promptly after each shipment thereof. Payments shall be made by Santen within 30 days after the invoice date.

          (b) Beginning with the calendar quarter in which the First Commercial Sale is made in the Territory and for each calendar quarter thereafter, Santen shall submit a statement, Product-by-Product and country-by-country, of the amount of Net Sales during such quarter and the amount of royalties due on such Net Sales. Each such statement shall be accompanied by the payment due and shall be submitted quarterly within 60 days after the end of each calendar quarter.

     7.2 Mode of Payment. All invoices submitted by Inspire shall be stated in U.S. Dollars. Santen shall make all payments required under this Agreement as directed by Inspire from time to time, net of any out-of-pocket transfer costs or fees, in U.S. Dollars. All payments due shall be translated at the current applicable foreign exchange rate quoted by Sanwa Bank, Ltd., or any other bank of equivalent size and stature that becomes Santen's principal bank during the term of this Agreement, on the day and time of remittance.

     7.3 Records Retention. Santen and its Affiliates and Sublicensees shall keep complete and accurate records pertaining to the sale of Product, and Inspire shall keep complete and accurate records pertaining to Inspire's Cost of Compound, for a period of three calendar years after the year in which such sales or costs occurred, and in sufficient detail to permit the other Party to confirm the accuracy of the aggregate royalty and/or Transfer Price calculations hereunder.

     7.4  Audit Request.

          (a) During the term of this Agreement and for a period of two years thereafter, at the request and expense of Inspire, Santen and its Affiliates and Sublicensees shall permit an independent, certified public accountant appointed by Inspire and reasonably acceptable to Santen, at reasonable times and upon reasonable notice, to examine such records as may be necessary to: (i) determine the correctness of any report or payment made under this Agreement; or (ii) obtain information as to the aggregate royalties payable for any calendar quarter in the case of Santen's failure to report or pay pursuant to this Agreement. Said accountant shall not disclose to Inspire any information other than information relating to said reports, royalties, and payments. Results of any such examination shall be made available to both Parties.

          (b) During the term of this Agreement and for a period of two years thereafter, at the request and expense of Santen, Inspire shall permit an independent, certified public accountant appointed by Santen and reasonably acceptable to Inspire, at reasonable times and upon reasonable notice, to examine those records as may be necessary to verify the aggregate Cost of Compound incurred by Inspire for any period. Said accountant shall not disclose to Santen any information other than information relating to said Cost of Compound. Results of any such examination shall be made available to both Parties.

     7.5  Cost of Audit.

          (a) Inspire shall bear the full cost of the performance of any audit requested by Inspire except as hereinafter set forth. If, as a result of any inspection of the books and records of Santen, its Affiliates or its Sublicensees, it is shown that Santen's payments under this Agreement were less than the amount which should have been paid, then Santen shall make all payments required to be made to eliminate any discrepancy revealed by said inspection within 30 days after Inspire's demand therefor. Furthermore, if the payments made were less than 95% of the amount that should have been paid during the period in question, Santen shall also reimburse Inspire for the reasonable costs of such audit.

           (b) Santen shall bear the full cost of the performance of any audit requested by Santen except as hereinafter set forth. If, as a result of any inspection of the books and records of Inspire, it is shown that Inspire overstated its Cost of Compound under this Agreement for any period, then Santen shall be entitled to a credit in the amount necessary to eliminate any discrepancy revealed by said inspection. Such credit may be applied against any amount due and owing to Inspire pursuant to this Agreement (e.g., milestone payments, royalties, Transfer Price, etc.). Furthermore, if the amounts for any period were overstated by more than five percent, Inspire shall also reimburse Santen for the reasonable costs of such audit.

     7.6 No Non-Monetary Consideration for Sales. Without the prior written consent of Inspire, Santen, its Affiliates and its Sublicensees shall not accept or solicit any non-monetary consideration of the sale of the Product other than as would be reflected in Net Sales. The use by Santen, its Affiliates and its Sublicensees of a commercially reasonable amount of Product for promotional sampling shall not violate this Section 7.6.

     7.7  Taxes.

          (a) In the event that Santen is required to withhold any tax to the tax or revenue authorities in any country in the Territory regarding any payment to Inspire due to the laws of such country, such amount shall be deducted from the payment to be made by Santen, and Santen shall promptly notify Inspire of such withholding and, within a reasonable amount of time after making such deduction, furnish Inspire with copies of any tax certificate or other documentation evidencing such withholding. Each Party agrees to cooperate with the other Party in claiming exemptions from such deductions or withholdings under any agreement or treaty from time to time in effect.

          (b) If Inspire has the legal obligation to collect and/or pay any sales, use, excise or value added taxes, the appropriate amount shall be added to Santen's invoice and paid by Santen, unless Santen provides Inspire with a valid tax exemption certificate authorized by the appropriate taxing authority.


8    MANUFACTURE AND SUPPLY.

     8.1  Supply; Processing of Finished Product.

          (a) Commencing on the commercial launch of the Product and thereafter during the term of this Agreement, subject to the terms and conditions of this
Section 8, Inspire shall supply Santen with all of Santen's requirements for Compound for commercial use in the Territory (which shall be deemed to include all of the requirements of Santen's Affiliates and Sublicensees), and Santen shall purchase from Inspire all of such requirements for Compound. Santen shall place orders for the requirements of its Affiliates and Sublicensees, and either have Inspire ship directly to such Affiliates or Sublicensees or to Santen for its reshipment to such Affiliates and Sublicensees.

          (b) Santen (or its Affiliates or Sublicensees) shall be responsible for processing the Compound manufactured and supplied by Inspire into Product in finished form and for putting such Product in final packaged form, including, without limitation, all product labeling and other package inserts and materials required by the applicable Regulatory Authorities.

          (c) The Parties shall cooperate in good faith and shall establish the Compound Specifications for this Agreement. The Parties acknowledge and agree that Inspire has granted, and may continue to grant, Third Parties licenses to develop and commercialize the Compound outside the Field in Japan. In order to facilitate manufacture of the Compound and the Product, as the Parties deem appropriate, the Parties shall cooperate in good faith with such Third Parties to establish Compound Specifications and Manufacturing Standards for this Agreement that conform to the extent practicable to the specifications and standards applicable to Inspire's manufacture of the Compound and products containing the Compound for such Third Parties, and Inspire shall use all reasonable efforts to cause such Third Parties to do the same.

     8.2 Forecasts. Commencing 12 months prior to the anticipated commercial launch of the Product in any country in the Territory, no later than 180 days prior to the first day of each calendar quarter ("Q1"), Santen shall provide Inspire with a non-binding (except with respect to Q1), good faith rolling forecast of estimated quantities in kilograms and anticipated delivery schedules for Compound for the following 12-month period (i.e., Q1 and the next three calendar quarters ("Q2," "Q3" and "Q4," respectively)), by calendar quarters. The quantity indicated for Q1 shall be considered a firm order, in accordance with Section 8.3. Such forecasts shall be revised and updated quarterly, including firm orders for the next succeeding quarter.

     8.3  Orders.

          (a) Together with each forecast provided under Section 8.2 (the "Current Forecast"), Santen shall place its firm order on a quarterly basis with Inspire, setting forth kilograms, delivery dates and shipping instructions with respect to each shipment of Compound for delivery in Q1. Inspire shall accept such orders from Santen, subject to the other terms and conditions of this Agreement, to the extent such quantity of Compound is: (i) no more than the least of: (A) the quantity thereof reflected in the Current Forecast for Q1; (B) [CONFIDENTIAL TREATMENT REQUESTED] of the quantity thereof reflected for Q2 in the forecast that next preceded the Current Forecast; and (C) [CONFIDENTIAL TREATMENT REQUESTED] of the quantity thereof reflected for Q3 in the forecast that next preceded the forecast referred to in clause (i)(B); and (ii) no less than the greatest of: (A) the quantity thereof reflected in the Current Forecast for Q1; (B) [CONFIDENTIAL TREATMENT REQUESTED] of the quantity thereof reflected for Q2 in the forecast that next preceded the Current Forecast; and (C) [CONFIDENTIAL TREATMENT REQUESTED] of the quantity thereof reflected for Q3 in the forecast that next preceded the forecast referred to in clause (ii)(B). Santen's orders shall be made pursuant to purchase orders which are in a form mutually acceptable to the Parties, to the extent that such form is not inconsistent with the terms of this Agreement.

          (b) Inspire shall not be obligated to accept orders for Q1 to the extent the quantity of Compound ordered exceeds the foregoing limitations, but shall use good faith efforts to fill such orders for such excess quantities from available supplies. In the event that Inspire, despite the use of good faith efforts, is unable to supply such excess quantities to Santen, such inability to supply shall not constitute a breach of Inspire's obligations under this Section 8 or an Inability to Supply (as defined in Section 8.9). Inspire shall use all reasonable efforts to notify Santen within 10 days after receipt of an order of Inspire's ability to fill any amounts of such orders in excess of the quantities that Inspire is obligated to supply. Santen shall use all reasonable efforts to notify Inspire as soon as possible of an increase in Santen's requirements for Compound materially in excess of the limits set forth in Section 8.3(a).

          (c) In the event that Santen submits orders for Compound with respect to any Q1 for less than the minimum quantity of Compound that Santen is required to purchase under this Section 8, Inspire nevertheless shall have the right to supply and ship to Santen (in accordance with the shipping instructions most recently supplied by Santen), and Santen shall have the obligation to purchase and accept from Inspire, such minimum quantity of Compound. Santen shall use all reasonable efforts to notify Inspire as soon as possible of a decrease in Santen's requirements for Compound materially below the limits set forth in
Section 8.3(a). In the event of such a decrease, Inspire shall use all reasonable efforts, but shall not be required, to reduce accordingly the orders for Compound that Inspire has placed with its Third Party Manufacturers or to allocate to other purchasers Compound that Santen would have purchased but for such decrease.

          (d) By way of illustration, examples of the maximum quantities of Compound that Inspire is required to supply, and the minimum quantities of Compound that Santen is required to order (and that Inspire is entitled to supply), are set forth on Exhibit D.

     8.4 Delivery. With respect to exact shipping dates, Inspire shall use all reasonable commercial efforts to ship quantities of Compound that Inspire is obligated to supply pursuant to Section 8.3 on the dates specified in Santen's purchase orders submitted and accepted in accordance with Section 8.3. All Compound delivered pursuant to the terms of this Agreement shall be suitably packed in bulk containers for shipment by Inspire, marked for shipment to the destination point indicated in Santen's purchase order. All Compound will be delivered F.O.B. the shipping point designated by Inspire. The shipping packaging used by Inspire shall be in accordance with good commercial practice with respect to protection of the Compound during transportation.

     8.5  Conformity; Specifications; Quality Control.

          (a) All quantities of Compound supplied by Inspire pursuant to this
Section 8 will comply with the Compound Specifications and applicable Manufacturing Standards and shall adhere to all applicable governmental laws and regulations relating to the manufacture, sale and shipment of each shipment of Compound at the time it is shipped by Inspire hereunder.

          (b) Santen shall have the right to change the Compound Specifications, from time to time, to accommodate the demands or requests of any Regulatory Authority in the Territory at any time during the term of this Agreement on not less than 12 months' prior written notice to Inspire.

Inspire shall use reasonable commercial efforts to meet such changes. In addition, other changes to the Compound Specifications shall be made only upon the mutual consent of the Parties. Any costs or expenses incurred by Inspire in connection with such changes shall be borne by Santen, and Inspire shall be entitled to include such costs and expenses in invoices submitted to Santen pursuant to Section 7.1(a), from time to time.

          (c) Inspire shall conduct, or cause to be conducted, quality control testing of Compound prior to shipment, in accordance with the Compound Specifications and applicable Manufacturing Standards as are in effect from time to time and such other quality control testing procedures agreed to by the Parties from time to time (collectively, the "Testing Methods"). Inspire or its designee shall retain records pertaining to such testing. Each shipment of Compound hereunder shall be accompanied by a certified quality control protocol and certificate of analysis for each lot of Compound therein as well as such customs and other documentation as is necessary or appropriate.

          (d) Santen shall have the right, at reasonable times and upon reasonable notice, to inspect all facilities at which Compound is manufactured pursuant to this Section 8 for compliance with cGMP.

     8.6  Acceptance/Rejection; Interim Replacement.

          (a) Santen may test or cause to be tested Compound supplied under this
Section 8 in accordance with Santen's customary procedures within 30 days (subject to increase to 45 days if Inspire obtains the consent of the supplier) of its receipt at Santen's plant or that of its designee. Santen or its designee shall have the right to reject any shipment of Compound made to it under this Agreement that does not meet the Compound Specifications and applicable Manufacturing Standards when received by it at such destination when tested in accordance with the Testing Methods. All claims by Santen of non- conforming Compound shall be deemed waived unless made by Santen in writing and received by Inspire within such 30-day period.

          (b) All claims of non-conforming Compound shall be accompanied by a report of analysis (including a sample of the Compound from the batch analyzed) of the allegedly non-conforming Compound that shall have been made by Santen or its designee, using the Testing Methods. If, after its own analysis of such sample, Inspire confirms such non-conformity, then Inspire shall replace such shipment at its expense, including charges incurred by Santen for shipping and/or storage, if applicable. If, after its own analysis, Inspire does not confirm such non-conformity, the Parties shall agree to retest the shipment or otherwise in good faith attempt to agree upon a settlement of the issue. In the event that the Parties cannot resolve the issue, the Parties shall submit the disputed Compound to an independent testing laboratory, to be agreed upon by the Parties, for testing in accordance with the Testing Methods. Notwithstanding
Section 14.13, the findings of such laboratory shall be binding on the Parties, absent manifest error. Expenses of such testing shall be borne by the Party adversely affected by such findings. In the event that any such shipment or batch thereof is ultimately agreed or found not to meet the Compound Specifications or Manufacturing Standards, Inspire agrees to replace such shipment at its expense, including charges incurred by Santen for shipping and/or storage, if applicable. Santen shall return any such rejected shipment to Inspire if so instructed by Inspire, at Inspire's expense.

          (c) During the pendency of any dispute concerning the conformity of a shipment of Compound to the Compound Specifications and applicable Manufacturing Standards, Inspire shall replace the shipment under dispute, at the request of Santen. Such replacement Compound shall be ordered in accordance with Section 8.3.

          (d) Notwithstanding any other provision of this Agreement, Santen shall not be required to pay for any shipment of Compound that fails to meet the Compound Specifications, but Santen shall be obligated to pay in full for any rejected shipment of Compound that is subsequently determined to meet the Compound Specifications. In the event that Santen pays for a shipment of Compound and subsequently rejects such shipment in accordance with the terms of this Agreement, Santen shall be entitled to a refund or credit equal to the amount paid with respect to such rejected shipment. Any such refund or credit shall be reflected in the statements submitted by Santen pursuant to Section 7.1(b).

     8.7  Third Party Manufacturers.

          (a) The Parties acknowledge and agree that Inspire shall satisfy its supply obligations to Santen hereunder through arrangements with Third Parties who are engaged to perform services or supply facilities or goods (including, without limitation, Compound) in connection with the manufacture, testing and/or packaging of the Compound (each, a "Third Party Manufacturer"). Inspire shall ensure that all such services, facilities and goods comply with the applicable Manufacturing Standards in effect from time to time.

          (b) Santen hereby acknowledges and agrees that it has approved [CONFIDENTIAL TREATMENT REQUESTED] Corporation as a Third Party Manufacturer.

          (c) In the event that Inspire intends to make arrangements with any other Third Party Manufacturer, Inspire shall notify Santen thereof. In the event that Santen objects to a particular Third Party Manufacturer that Inspire intends to use to satisfy its obligations under this Section 8 (which objection shall not be unreasonably made), then Santen shall no longer be required to purchase Compound from Inspire pursuant to this Section 8 and shall be entitled to have Compound manufactured by a qualified Third Party of Santen's own choosing, subject to Inspire's right to fulfill uncancellable orders for Compound intended for Santen under this Section 8. In the event of any such objection by Santen, Inspire hereby grants to Santen, and Santen hereby accepts, a royalty-free license (a "Manufacturing License") under the Licensed Technology necessary to make, have made, use and sell Compound for all of Santen's (and its Affiliates' and Sublicensees') requirements in the Territory for use in connection with the fulfillment of Santen's obligations under Section 5.5. Such Manufacturing License shall be subject to all other terms and conditions of this Agreement. In addition, Santen agrees not to exercise any of its rights under such Manufacturing

License except to the extent expressly permitted in this Section 8.7(c). In such event, Inspire shall: (i) provide to Santen copies of all documentation within Inspire's possession and control that is reasonably necessary for Santen to have manufactured Compound; and (ii) provide such technical assistance to Santen as is reasonably necessary to enable Santen to have manufactured Compound in accordance with the Compound Specifications and Manufacturing Standards.

          (d) Inspire acknowledges and agrees that such Third Party Manufacturers shall be subject to Section 8.5(a) and that use of a Third Party Manufacturer shall not relieve Inspire of its obligations under Section 8.5(a).

     8.8  Shortage of Supply.

          (a) Inspire shall notify Santen: (i) as promptly as possible, but in no event more than 30 days after Inspire's receipt of a firm order from Santen as provided in Section 8.3, or (ii) immediately upon becoming aware of an event of force majeure under Section 13 or any other event that would render Inspire unable to supply the quantity of Compound to Santen that Inspire is required to supply hereunder, if Inspire is unable to supply such quantities of Compound. In such event, Inspire shall implement all reasonable measures to remedy such shortage.

          (b) In the event that Inspire is unable to supply both Santen's requirements of Compound and Inspire's and Third Parties' requirements for other products containing the Compound or the Compound, as the case may be, due to force majeure or otherwise, Inspire shall allocate the Compound that Inspire has in inventory and that Inspire is able to produce among the quantities of all such products, so that Santen receives at least its proportionate share of such available supplies, as determined from reasonable forecasts (taking into consideration past sales and sales performance against forecast) for the Product and for such other products.

     8.9  Inability to Supply; Election of Remedies.

          (a) In the event of any Inability to Supply (as defined herein) the Compound, Santen may elect either: (i) to manufacture (or have manufactured) pursuant to Section 8.10 such quantity of Compound for sale in the Territory that Inspire fails to so supply; or (ii) to assume full responsibility for the supply of all of Santen's requirements for Compound under this Agreement. In either case, Inspire shall cooperate with Santen in taking all actions that the Parties deem reasonably necessary in order to remedy such Inability to Supply. In the case of clause (ii), Santen's right so to supply shall continue until such time as Inspire provides Santen with three months' written notice of Inspire's desire to resume manufacturing and reasonably demonstrates that Inspire is able adequately to supply Santen's requirements for Compound. In addition, Santen's right so to supply shall continue thereafter for any remaining noncancellable period of any contract that Santen shall have entered into with any Third Party Manufacturer for the supply of Compound.

          (b) For purposes of this Section 8.9, an "Inability to Supply" shall mean Inspire's failure for any reason, including without limitation force majeure reasons or otherwise, to supply

Santen with quantities of Compound meeting the Compound Specifications and Manufacturing Standards: [CONFIDENTIAL TREATMENT REQUESTED].

          (c) The remedy provided in this Section 8.9 shall be Santen's sole remedy for Inability to Supply unless such Inability to Supply results from a material breach of Inspire's material obligations contained in this Section 8. In the event, however, that such Inability to Supply results from a material breach of Inspire's material obligations contained in this Section 8, the remedy provided in this Section 8.9 shall be in addition to any other remedies available to Santen at law or in equity.

     8.10 Right to Manufacture. In the event that Santen duly exercises the option provided in Section 8.9(a), Inspire hereby grants to Santen, and Santen hereby accepts, a royalty-free license (the "Manufacturing License") under the Licensed Technology necessary to make, have made, use and sell Compound for such of Santen's requirements therefor as Santen has elected pursuant clause (i) or
(ii) of Section 8.9(a) in the Territory for use in connection with the fulfillment of Santen's obligations under Section 5.5. Such Manufacturing License shall be subject to all other terms and conditions of this Agreement. In addition, Santen agrees not to exercise any of its rights under the Manufacturing License except to the extent expressly permitted in Section 8.9(a). In such event: (i) Inspire shall provide to Santen copies of all documentation within Inspire's possession and control that is reasonably necessary for Santen to manufacture (or have manufactured) Compound; (ii) Inspire shall provide such technical assistance to Santen as is reasonably necessary to enable Santen to manufacture (or have manufactured) Compound in accordance with the Compound Specifications and Manufacturing Standards; (iii) to the extent that Santen manufactures (or has manufactured) Compound pursuant to the Manufacturing License, Santen shall be relieved of its obligation to purchase from Inspire such quantities of Compound; and (iv) Inspire shall reasonably cooperate with Santen to establish an alternative supply, including locating qualified Third Party manufacturers and sources of materials.

9.   OWNERSHIP; PATENTS.

     9.1  Ownership.

          (a) Except as otherwise provided in Section 9.1(b) or (c), Inspire shall retain all right, title and interest in and to the Patents and Know-how, regardless of which Party prepares and prosecutes the applications associated therewith, or maintains the patents, copyrights or other intellectual property rights related thereto, subject to the license granted to Santen pursuant to
Section 5.2. Rights to Inventions made solely by employees of Inspire shall belong to Inspire.

          (b) Rights to Inventions made solely by employees of Santen shall belong to Santen.

          (c) Rights to Inventions which were made jointly by employees of Inspire and by employees of Santen shall belong jointly to Inspire and to Santen. Such joint Inventions shall be subject to the Field and territorial restrictions of this Agreement with respect to manufacture, use and sale of such Inventions. The Parties shall be under no territorial or field restrictions with respect to Joint Inventions outside of the Field, and shall have the right to manufacture, have manufactured, use, sell, and offer to sell Joint Inventions outside of the Field anywhere, and to license others to do so, without accounting to each other.

     9.2  Patent Maintenance.

          (a) Inspire shall have full responsibility for, and shall control the preparation and prosecution of, all patent applications and the maintenance of all patents relating to the Licensed Technology (including the Patents) throughout the Territory. In connection therewith, Inspire shall consult with Santen in order to assure that all future filings with respect to the Patents are made in a timely manner and identify the relevant countries in the Territory, to the extent that Inspire can do so. Inspire shall pay all costs and expenses of filing, prosecuting and maintaining the Patents and the patents covering Inventions owned by Inspire in the Territory. Notwithstanding the foregoing, Inspire shall not have the right to file patent applications or maintain patents for Inventions solely owned by Santen, regardless of whether such Inventions relate to the Licensed Technology.

          (b) Inspire shall select qualified independent patent counsel to file and prosecute all patent applications pursuant to Section 9.2(a). Inspire shall provide copies to Santen of any filings made to, and written communications received from, any patent office relating, in whole or in part, to the Licensed Claims.

          (c) Each Party agrees promptly to provide to the other Party a complete written disclosure of any Invention made by such Party. Inspire shall determine whether any Invention owned solely by Inspire or jointly by Inspire and Santen is patentable and whether filing a patent application is economically justifiable, and if so, shall proceed with the preparation and prosecution of a patent application covering any such Invention. If Inspire elects not to file patent applications for any Invention owned jointly by the Parties, Santen shall have the right to file and prosecute patent applications for such Joint Inventions in any country in which Inspire elects not to file for patent protection. Santen shall determine whether any Invention owned solely by Santen is patentable and whether filing a patent application is economically justifiable, and if so, shall proceed with the preparation and prosecution of a patent application covering any such Invention.

          (d) Inspire and Santen shall share all costs and expenses of filing, prosecuting and maintaining patents covering Inventions owned jointly by Santen and Inspire in the Territory. If either Party elects not to pay for: (i) the filing of a patent application in the Territory on any such Patent or Invention which the other Party reasonably believes is patentable, or (ii) the further prosecution or maintenance of any such Patent or Invention in the Territory, or
(iii) the filing of any divisional or continuing patent application based on any Patent or Invention in the Territory, such Party shall notify the other Party in a timely manner and the other Party may do so at its own expense. In such event, such patent or application in the Territory shall be assigned by such Party to the other Party, all of such assigning Party's rights in such patent or application in the Territory shall cease, and, in the case where Santen is the assigning Party, the licenses granted to Santen under
Section 5 shall be deemed to cover such patent or application.

          (e) Each Party agrees to cooperate with the other Party to execute all lawful papers and instruments, to make all rightful oaths and declarations and to provide consultation and assistance as may be necessary in the preparation, prosecution, maintenance and enforcement of all such patents and patent applications.

     9.3  Patent Enforcement.

          (a) If either Party learns of an infringement, unauthorized use, misappropriation or ownership claim or threatened infringement or other such claim (any of the foregoing, an "infringement") by a Third Party with respect to any Licensed Technology within the Territory, such Party shall promptly notify the other Party and shall provide such other Party with available evidence of such infringement.

          (b) Inspire shall have the first right, but not the duty, to institute patent infringement actions against Third Parties based on any Licensed Technology in the Territory. If Inspire (or its designee) does not secure actual cessation of such infringement or institute an infringement proceeding against an offending Third Party within 180 days of learning of such infringement, Santen shall have the right, but not the duty, to institute such an action with respect to any infringement by such Third Party. The costs and expenses of any such action (including fees of attorneys and other professionals) shall be borne by the Party instituting the action, or, if the Parties elect to cooperate in instituting and maintaining such action, such costs and expenses shall be borne by the Parties in such proportions as they may agree in writing. Each Party shall execute all necessary and proper documents, take such actions as shall be appropriate to allow the other Party to institute and prosecute such infringement actions and shall otherwise cooperate in the institution and prosecution of such actions (including, without limitation, consenting to being named as a nominal party thereto). Any award paid by Third Parties as a result of such an infringement action (whether by way of settlement or otherwise) shall be applied first to reimburse both Parties for all costs and expenses incurred by the Parties with respect to such action on a pro rata basis and, if after such reimbursement any funds shall remain from such award, they shall be allocated as follows: [CONFIDENTIAL TREATMENT REQUESTED].

     9.4  Infringement Action by Third Parties.

          (a) In the event of the institution or threatened institution of any suit by a Third Party against Santen for patent infringement involving the sale, distribution or marketing of the Product in the Territory where such infringement claim is a result of the use of the Licensed Technology, Santen shall promptly notify Inspire in writing of such suit. Unless otherwise covered by Section 11.3(c), Santen shall have the right to defend such suit at its own expense and shall be responsible for all damages incurred as a result thereof. Inspire hereby agrees to assist and cooperate with Santen, at Santen's reasonable request and expense, in the defense of such suit (including, without limitation, consenting to being named as a nominal party thereto). During the pendency of such action and thereafter, Santen shall continue to make all payments due under this Agreement.

          (b) In the event that Santen incurs any liability to a Third Party for royalties or other damages as the result of any such action as described in
Section 9.4(a), Santen shall be entitled to a credit against royalties due under this Agreement in an amount equal to [CONFIDENTIAL TREATMENT REQUESTED] of Santen's actual costs in defending any such action, and [CONFIDENTIAL TREATMENT REQUESTED] of the royalties and other damages Santen pays such Third Party; provided, however, that Santen shall not be entitled to take as a credit in any period any amount in excess of [CONFIDENTIAL TREATMENT REQUESTED] of the royalties otherwise due under this Agreement with respect to Net Sales in the country in which such action takes place. Any credit under this Section which is not applied in the period incurred as a result of the foregoing limitation may be carried forward and applied to any subsequent period until the credit has been fully applied.

          (c) Any award from such Third Party that arises as a result of such action as described in Section 9.4(a) (whether by way of judgment, award, decree, settlement or otherwise) shall be allocated as follows: (i) if Santen finally prevails, such award shall be applied first to reimburse Santen for all costs and expenses incurred by it with respect to such action and, if after such reimbursement any funds shall remain from such award, [CONFIDENTIAL TREATMENT REQUESTED].


10.  PUBLICATION; CONFIDENTIALITY.

     10.1 Notification . Both Parties recognize that each may wish to publish the results of their work relating to the subject matter of this Agreement. However, both Parties also recognize the importance of acquiring patent protection. Consequently, subject to any applicable laws or regulations obligating either Party to do otherwise, any proposed publication by either Party shall comply with this Section 10.1. At least 30 days before a manuscript is to be submitted to a publisher, the publishing Party will provide the Coordinating Committee with a copy of the manuscript (or an English translation thereof). If the publishing Party wishes to make an oral presentation, it will provide the Coordinating Committee with a copy of the abstract (if one is submitted) at least 30 days before it is to be submitted. The publishing Party will also provide to the Coordinating Committee a copy of the text of the presentation, including all slides, posters, and any other visual aids, at least 30 days before the presentation is made.

     10.2 Review . The Coordinating Committee will review the manuscript, abstract, text or any other material provided under Section 10.1 to determine whether patentable subject matter is disclosed. The Coordinating Committee will notify the publishing Party within 30 days of receipt of the proposed publication if the Coordinating Committee, in good faith, determines that patentable subject matter is or may be disclosed, or if the Coordinating Committee, in good faith, believes Confidential Information is or may be disclosed. If it is determined by the Coordinating Committee that patent applications should be filed, the publishing Party shall delay its publication or presentation for a period not to exceed 90 days from the Coordinating Committee's receipt of the proposed publication or presentation to allow time for the filing of patent applications covering patentable subject matter. In the event that the delay needed to complete the filing of any necessary patent application will exceed the 90-day period, the Coordinating Committee will discuss the need for obtaining an extension of the publication delay beyond the 90-day period. If it is determined in good faith by the Coordinating Committee that Confidential Information or proprietary information is being disclosed, the Parties will consult in good faith to arrive at an agreement on mutually acceptable modifications to the proposed publication or presentation to avoid such disclosure.

     10.3 Exclusions . Nothing in Sections 10.1 and 10.2 shall prevent either
Party: (i) in connection with efforts to secure financing at any time during the term of this Agreement, from issuing statements as to achievements made, and the status of the work being done by the Parties, under this Agreement, so long as such statements do not jeopardize the ability to obtain patent protection on Inventions or disclose non-public technical or scientific Confidential Information; or (ii) from issuing statements that such Party determines to be necessary to comply with applicable law (including the disclosure requirements of the U.S. Securities and Exchange Commission, Nasdaq or any other stock exchange on which securities issued by such Party are traded); provided, however, that, to the extent practicable under the circumstances, such Party shall provide the other Party with a copy of the proposed text of such statements sufficiently in advance of the scheduled release thereof to afford such other Party a reasonable opportunity to review and comment upon the proposed text. In addition, the provisions of Section 10.1 and 10.2 shall not apply to Inventions solely owned by Santen.

     10.4 Confidentiality; Exceptions . Except to the extent expressly authorized by this Agreement or otherwise agreed in writing, the Parties agree that, during the term of this Agreement and for five years thereafter, the receiving Party, its Affiliates, its licensees and its sublicensees shall, and shall ensure that their respective employees, officers and directors shall, keep completely confidential and not publish or otherwise disclose and not use for any purpose any information furnished to it or them by the other Party, its Affiliates, its licensees or its sublicensees or developed under or in connection with this Agreement, except to the extent that it can be established by the receiving Party by competent proof that such information: (i) was already known to the receiving Party, other than under an obligation of confidentiality, at the time of disclosure by the other Party; (ii) was generally available to the public or otherwise part of the public domain at the time of its disclosure to the receiving Party; (iii) became generally available to the public or was otherwise part of the public domain after its disclosure and other than through any act or omission of the receiving Party in breach of this Agreement; or (iv) was disclosed to the receiving Party, other than under an obligation of confidentiality, by a Third Party who had no obligation to the disclosing Party not to disclose such information to others (all such information to which none of the foregoing exceptions applies, "Confidential Information").

     10.5 Exceptions to Obligation. The restrictions contained in Section 10.4 shall not apply to Confidential Information that: (i) is submitted by the recipient to governmental authorities to facilitate the issuance of Registrations for the Product, provided that reasonable measures shall be taken to assure confidential treatment of such information; (ii) is provided by the recipient to Third Parties under confidentiality provisions at least as stringent as those in this Agreement, for consulting, manufacturing development, manufacturing, external testing, marketing trials and, with respect to Santen, to Third Parties who are Sublicensees or other development/marketing partners of Santen with respect to any of the subject matter of this Agreement; or (iii) is otherwise required to be disclosed in compliance with applicable laws or regulations or order by a court or other regulatory body having competent jurisdiction; provided that if a Party is required to make any such disclosure of the other Party's Confidential Information such Party will, except where impracticable for necessary disclosures (for example, to physicians conducting studies or to health authorities), give reasonable advance notice to the other Party of such disclosure requirement and, except to the extent inappropriate in the case of patent applications, will use its best efforts to secure confidential treatment of such Confidential Information required to be disclosed.

     10.6 Limitations on Use. Each Party shall use, and cause each of its Affiliates, its licensees and its sublicensees to use, any Confidential Information obtained by such Party from the other Party, its Affiliates, its licensees or its sublicensees, pursuant to this Agreement or otherwise, solely in connection with the activities or transactions contemplated hereby.

     10.7 Remedies. Each Party shall be entitled, in addition to any other right or remedy it may have, at law or in equity, to an injunction, without the posting of any bond or other security, enjoining or restraining the other Party, its Affiliates, its licensees and/or its sublicensees from any violation or threatened violation of this Section 10.


11.  RECALL; INDEMNIFICATION.

     11.1 Investigation; Recall. In the event that the Regulatory Authority in any country in the Territory shall allege or prove that the Product does not comply with applicable rules and regulations in such country, Santen shall notify Inspire immediately and both Parties shall cooperate fully regarding the investigation and disposition of any such matter. If Santen is required or should deem it appropriate to recall the Product and such recall is due to any negligence, recklessness or wrongful intentional acts or omissions by, or strict liability of, or breach of representation and warranty by, Inspire, then and in such event Inspire shall bear all reasonable direct costs associated with such recall, including, without limitation, refund of the selling price and the actual cost of conducting the recall in accordance with the recall guidelines of the applicable Regulatory Authority. Otherwise, Santen shall bear all costs and expenses associated with such recall.

     11.2 Indemnification by Santen. Santen shall indemnify, defend and hold harmless Inspire and its Affiliates, and their respective directors, officers, employees and agents, from and against any and all liabilities, damages, losses, costs and expenses (including the reasonable fees of attorneys and other professionals) arising out of or resulting from:

          (a) negligence, recklessness or wrongful intentional acts or omissions of Santen, its Affiliates or its Sublicensees, if any, and their respective directors, officers, employees and agents, in connection with the work performed by Santen under the Development Program;

          (b) any warranty claims, Product recalls or any tort claims of personal injury (including death) or property damage relating to or arising out of any manufacture, use, distribution or sale of the Product by Santen, its Affiliates or its Sublicensees (except for claims based solely on the Compound) due to any negligence, recklessness or wrongful intentional acts or omissions by, or strict liability of, Santen, its Affiliates or its Sublicensees, and their respective directors, officers, employees and agents, except, in each case, to the comparative extent such claim arose out of or resulted from the negligence, recklessness or wrongful intentional acts or omissions of Inspire and its Affiliates, and their respective directors, officers, employees and agents; or

          (c)  any breach of any representation or warranty made by Santen under
Section 2.

     11.3 Indemnification by Inspire. Inspire shall indemnify, defend and hold harmless Santen, its Affiliates, its Sublicensees and distributors, and their respective directors, officers, employees and agents, from and against any and all liabilities, damages, losses, costs and expenses (including the reasonable fees of attorneys and other professionals) arising out of or resulting from:

          (a) negligence, recklessness or wrongful intentional acts or omissions of Inspire or its Affiliates, and their respective directors, officers, employees and agents, in connection with Inspire's fulfillment of its obligations under Section 4;

          (b) any warranty claims, Product recalls or any tort claims of personal injury (including death) or property damage relating to or arising out of any manufacture, use, distribution or sale of any Compound by Inspire or its Affiliates due to any negligence, recklessness or wrongful intentional acts or omissions by, or strict liability of, Inspire or its Affiliates, and their respective directors, officers, employees and agents, except, in each case, to the comparative extent such claim arose out of or resulted from the negligence, recklessness or wrongful intentional acts or omissions of Santen, its Affiliates or its Sublicensees, and their respective directors, officers, employees and agents; or

          (c) any breach of any representation or warranty made by Inspire under Section 2.

     11.4 Notice of Indemnification. In the event that any person (an "indemnitee") entitled to indemnification under Section 11.2 or 11.3 is seeking such indemnification, such indemnitee shall inform the indemnifying Party of the claim as soon as reasonably practicable after such indemnitee receives notice of such claim, shall permit the indemnifying Party to assume direction and control of the defense of the claim (including the sole right to settle it at the sole discretion of the indemnifying Party, provided that such settlement does not impose any obligation on, or otherwise adversely affect, the indemnitee or the other Party) and shall cooperate as requested (at the expense of the indemnifying Party) in the defense of the claim.

     11.5 Complete Indemnification. As the Parties intend complete indemnification, all costs and expenses incurred by an indemnitee in connection with enforcement of Sections 11.2 and 11.3 shall also be reimbursed by the indemnifying Party.


12.  TERM; TERMINATION.

     12.1 Term. This Agreement shall become effective as of the Effective Date and, unless earlier terminated pursuant to the other provisions of this Section 12, shall expire as follows:

          (a) As to each Product in each country in the Territory, this Agreement shall expire on the later of: (i) the [CONFIDENTIAL TREATMENT REQUESTED] of the First Commercial Sale of such Product in such country, or (ii) the date on which the sale of such Product ceases to be covered by a Licensed Claim in such country.

          (b) This Agreement shall expire in its entirety upon the expiration of this Agreement with respect to all Products in all countries in the Territory pursuant to Section 12.1(a).

     12.2 Termination for Cause. Either Party (the "non-breaching Party") may, without prejudice to any other remedies available to it at law or in equity, terminate this Agreement (or a portion of this Agreement as provided in Section 4.7) in the event the other Party (the "breaching Party") shall have materially breached or defaulted in the performance of any of its material obligations hereunder, and such default shall have continued for 60 days after written notice thereof was provided to the breaching party by the non-breaching party (or, if such default cannot be cured within such 60-day period, if the breaching party does not commence and diligently continue actions to cure such default during such 60-day period). Any such termination shall become effective at the end of such 60-day period unless the breaching party has cured any such breach or default prior to the expiration of such 60-day period (or, if such default cannot be cured within such 60-day period, if the breaching party has commenced and diligently continued actions to cure such default). The right of either Party to terminate this Agreement, or a portion of this Agreement, as provided in this Section 12.2 shall not be affected in any way by such Party's waiver or failure to take action with respect to any previous default.

     12.3  Effect of Expiration or Termination.

          (a) Following the expiration of the term of this Agreement with respect to a Product in a country pursuant to Section 12.1(a):

           (i) Santen shall have a non-exclusive, royalty-free, perpetual right, with the right to grant sublicenses, to continue to make, have made, market, distribute and sell such Product in such country, and the non-exclusive, perpetual and paid-up right to use the Licensed Technology in connection therewith; and

           (ii) Inspire shall have the fully-paid non-exclusive right, with the right to grant sublicenses, to continue to cross-reference and otherwise exercise its rights as set forth in Section 4.4(d) under the Registration(s) and other regulatory filings for such Product in such country.

          (b) Following expiration of the term of this Agreement in its entirety pursuant to Section 12.1(b):

           (i) Santen shall have a non-exclusive, royalty-free, perpetual right to continue to make, have made, use, market, distribute and sell all Products in all countries in the Territory, and the non-exclusive, perpetual and paid-up right to use the Licensed Technology in connection therewith;

           (ii) Inspire shall have: (A) the fully-paid non-exclusive right to continue to cross-reference and otherwise exercise its rights as set forth in
Section 4.4(d) under the Registrations and other regulatory filings for all Products in all countries in the Territory; and (B) the fully-paid, non-exclusive, perpetual right to continue to use patents or know-how that embody or relate to the Inventions described in Section 5.4 solely for the purposes set forth in Section 5.4;

          (c) If this Agreement is terminated with respect to a portion of the Territory (the "Subject Portion") by Inspire pursuant to Sections 4.7 and 12.2, in addition to any other remedies available to Inspire at law or in equity: (i) Santen shall promptly transfer to Inspire copies of all data, reports, records and materials in Santen's possession or control that relate, whether exclusively or non-exclusively, to the Development Program in the Subject Portion and return to Inspire all relevant records and materials in Santen's possession or control that relate exclusively to the Subject Portion and contain Confidential Information of Inspire (provided that Santen may keep one copy of such Confidential Information of Inspire for archival purposes only); (ii) all licenses granted by Inspire to Santen under Sections 5.1 and 5.2 shall terminate with respect to the Subject Portion; (iii) Santen shall transfer to Inspire, or shall cause its designee(s) under Section 4.4(b) to transfer to Inspire, ownership of all INDs, Registration Applications, Registrations and other regulatory filings made or filed for the Product in the Subject Portion if permitted by applicable laws and regulations; and (iv) all sublicenses granted by Santen under this Agreement with respect to the Subject Territory shall terminate.

          (d) If this Agreement is terminated in its entirety by Inspire pursuant to Section 12.2 by reason of a breach by Santen, in addition to any other remedies available to Inspire at law or in equity: (i) Santen shall promptly transfer to Inspire copies of all data, reports, records and materials in Santen's possession or control that relate to the Development Program and return to Inspire all relevant records and materials in Santen's possession or control containing Confidential Information of Inspire (provided that Santen may keep one copy of such Confidential Information of Inspire for archival purposes only); (ii) all licenses granted by Inspire to Santen under Sections 5.1 and 5.2 shall terminate; (iii) Santen shall transfer to Inspire, or shall cause its designee(s) under Section 4.4(b) to transfer to Inspire, ownership of all INDs, Registration Applications, Registrations and other regulatory filings made or filed for the Product if permitted by applicable laws and regulations; (iv) Santen shall license, royalty-free, to Inspire all rights to use the Trademark with respect to the Product in all countries throughout the Territory under terms and conditions to be agreed upon between the Parties; and (v) all sublicenses granted by Santen under this Agreement shall terminate. Furthermore, Inspire shall have a fully-paid, non-exclusive, perpetual right to continue to use patents or know-how that embody or relate to the Inventions described in
Section 5.4 solely for the purposes set forth in Section 5.4.

          (e) If this Agreement is terminated by Santen pursuant to Section 12.2 by reason of a breach or default by Inspire, in addition to any other remedies available to Santen at law or in equity,: (i) the license granted to Inspire by Santen under Section 5.4 shall terminate; (ii) Santen shall have an exclusive, royalty-free, perpetual right, with the right to grant sublicenses, to continue to make, have made, use, market, distribute, sell, manufacture and have manufactured any Product in the Territory, and the exclusive, perpetual and paid-up right, with the right to grant sublicenses, to use the Licensed Technology in connection therewith. To that end, Santen may continue to hold and use all data, reports, records and materials that relate to or are prepared in the course of the Development Program, and may hold all INDs, NDAs, NDA Approvals and other regulatory filings made or filed by Santen for the Product, pursuant to this Agreement, and may in its sole discretion continue any sublicenses granted by Santen under this Agreement; and (iii) in order to secure the right of Santen in clause (ii) of this Section 12.3(e), Inspire hereby grants Santen the Manufacturing License and will use all reasonable efforts to enable Santen to manufacture, or have manufactured Compound, including working with Santen to establish arrangements with the Third Party Manufacturers.

     12.4  Accrued Rights; Surviving Obligations.

          (a) Termination, relinquishment or expiration of this Agreement for any reason shall be without prejudice to any rights that shall have accrued to the benefit of either Party prior to such termination, relinquishment or expiration. Such termination, relinquishment or expiration shall not relieve either Party from obligations which are expressly indicated to survive termination or expiration of this Agreement.

          (b) All of the Parties' rights and obligations under Sections 3.5, 4.2(g), 4.2(h), 4.5, 4.6, 5.3(d), 5.6, 5.7 (so long as Santen sells Product), 7,
8.5(a), 8.6, 9.1, 9.3 (solely with respect to actions commenced before the effective date of termination of this Agreement), 9.4, 10.4, 10.5, 10.6, 10.7, 11, 12.3, 12.4, and 14 shall survive termination, relinquishment or expiration of this Agreement.


13.  FORCE MAJEURE.

     13.1 Events of Force Majeure. Neither Party shall be held liable or responsible to the other Party nor be deemed to be in default under, or in breach of any provision of, this Agreement for failure or delay in fulfilling or performing any obligation of this Agreement when such failure or delay is due to force majeure, and without the fault or negligence of the Party so failing or delaying. For purposes of this Agreement, force majeure is defined as causes beyond the control of the Party, including, without limitation, acts of God; acts, regulations, or laws of any government; war; civil commotion; destruction of production facilities or materials by fire, flood, earthquake, explosion or storm; labor disturbances; epidemic; and failure of public utilities or common carriers. In such event Inspire or Santen, as the case may be, shall immediately notify the other Party of such inability and of the period for which such inability is expected to continue. The Party giving such notice shall thereupon be excused from such of its obligations under this Agreement as it is thereby disabled from performing for so long as it is so disabled and the 30 days thereafter. To the extent possible, each Party shall use reasonable efforts to minimize the duration of any force majeure.


14.  MISCELLANEOUS.

     14.1 Relationship of Parties. Nothing in this Agreement is intended or shall be deemed to constitute a partnership, agency, employer-employee or joint venture relationship between the Parties. No Party shall incur any debts or make any commitments for the other, except to the extent, if at all, specifically provided herein.

     14.2 Assignment . Neither Party shall be entitled to assign its rights hereunder without the express written consent of the other Party hereto, except that each Party may assign its rights and transfer its duties hereunder to any assignee of all or substantially all of its business (or that portion thereof to which this Agreement relates) or in the event of such Party's merger, consolidation or involvement in a similar transaction. No assignment and transfer shall be valid or effective unless done in accordance with this Section
14.2 and unless and until the assignee/transferee shall agree in writing to be bound by the provisions of this Agreement.

     14.3 Books and Records . Any books and records to be maintained under this Agreement by a Party or its Affiliates or Sublicensees shall be maintained in accordance with generally accepted accounting principles, consistently applied.

     14.4 Further Actions . Each Party shall execute, acknowledge and deliver such further instruments, and do all such other acts, as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.

     14.5  Notice.

          (a) Any notice or request required or permitted to be given under or in connection with this Agreement shall be deemed to have been sufficiently given if in writing and personally delivered or sent by certified mail (return receipt requested), facsimile transmission (receipt verified), or overnight express courier service (signature required), prepaid, to the Party for which such notice is intended, at the address set forth for such Party below:

              (i)   In the case of Inspire, to:

                    Inspire Pharmaceuticals, Inc.
                    4222 Emperor Boulevard, Suite 470
                    Durham, North Carolina  27703
                    USA
                    Attention: Christy Shaffer, Ph.D.
                    Facsimile No.:  (919) 941-9797

             (ii)   In the case of Santen, to:

                    Santen Pharmaceuticals Co., Ltd.
                    3-9-19 Shimoshinjo
                    Higashiyodogawa-ku
                    Osaka 533-8651
                    JAPAN
                    Attention: Ichiro Otokozawa, General Manager
                              Business Development Dept.
                    Facsimile No.: 06-6321-8400

or to such other address for such Party as it shall have specified by like notice to the other Party, provided that notices of a change of address shall be effective only upon receipt thereof. If delivered personally or by facsimile transmission, the date of delivery shall be deemed to be the date on which such notice or request was given. If sent by overnight express courier service, the date of delivery shall be deemed to be the next business day after such notice or request was deposited with such service. If sent by certified mail, the date of delivery shall be deemed to be the third business day after such notice or request was deposited with the U.S. or Japanese Postal Service, as the case may be.

          (b) All correspondence, notices and other communications of any kind whatsoever given between the Parties, including, without limitation, all data, information and reports relating to the Development Program and all regulatory filings, shall be promptly provided to the other Party in English, or as an English translation thereof, as the case may be.

     14.6 Use of Name. Except as otherwise provided herein, neither Party shall have any right, express or implied, to use in any manner the name or other designation of the other Party or any other trade name or trademark of the other Party (including, without limitation, the Trademark) for any purpose in connection with the performance of this Agreement.

     14.7 Public Announcements. Except as permitted by Section 10.3, neither Party shall make any public announcement concerning this Agreement or the subject matter hereof without the prior written consent of the other Party, which shall not be unreasonably withheld, provided that it shall not be unreasonable for a Party to withhold consent with respect to any public announcement containing any of such Party's Confidential Information.

     14.8 Waiver. A waiver by either Party of any of the terms and conditions of this Agreement in any instance shall not be deemed or construed to be a waiver of such term or condition for the future, or of any subsequent breach hereof. All rights, remedies, undertakings, obligations and agreements contained in this Agreement shall be cumulative and none of them shall be in limitation of any other remedy, right, undertaking, obligation or agreement of either Party.

     14.9 Compliance with Law. Nothing in this Agreement shall be deemed to permit a Party to export, reexport or otherwise transfer any Product sold under this Agreement without compliance with applicable laws.

     14.10 Severability. When possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement.

     14.11 Amendment. No amendment, modification or supplement of any provisions of this Agreement shall be valid or effective unless made in writing and signed by a duly authorized officer of each Party.

     14.12 Governing Law; English Original Controlling . This Agreement shall be governed by and interpreted in accordance with the laws of the State of Delaware without regard to conflicts of law principles; provided, however, that any arbitration proceeding conducted pursuant to Section 14.13 shall be governed by the Convention on the Recognition and Enforcement of Foreign Arbitral

Awards of June 10, 1958. The English original of this Agreement shall prevail over any translation hereof.

     14.13  Arbitration.

          (a) Except as expressly otherwise provided in this Agreement, any dispute arising out of or relating to any provisions of this Agreement shall be finally settled by arbitration to be held in Raleigh-Durham, North Carolina, if initiated by Santen, under the then current commercial arbitration rules of the American Arbitration Association, or in Osaka, Japan, if initiated by Inspire, under the commercial arbitration rules of the Japan Commercial Arbitration Association. Such arbitration shall be conducted by three arbitrators appointed according to said rules and in the English language. The Parties shall instruct such arbitrators to render a determination of any such dispute within four months after their appointment.

          (b) Any award rendered by the arbitrator shall be final and binding upon the Parties. Judgment upon any award rendered may be entered in any court having jurisdiction, or application may be made to such court for a judicial acceptance of the award and an order of enforcement, as the case may be. Each Party shall pay its own expenses of arbitration, and the expenses of the arbitrators shall be equally shared unless the arbitrators assess as part of their award all or any part of the arbitration expenses of one Party (including reasonable attorneys' fees) against the other Party.

          (c) This Section 14.13 shall not prohibit a Party from seeking injunctive relief from a court of competent jurisdiction in the event of a breach or prospective breach of this Agreement by the other Party which would cause irreparable harm to the first Party.

     14.14 Entire Agreement. This Agreement and the Stock Purchase Agreement and the other documents and agreements executed in connection herewith and therewith, together with the schedules and exhibits to any of the foregoing, sets forth the entire agreement and understanding between the Parties as to the subject matter hereof and merges all prior discussions and negotiations between them, and neither of the Parties shall be bound by any conditions, definitions, warranties, understandings or representations with respect to such subject matter other than as expressly provided herein or as duly set forth on or subsequent to the date hereof in writing and signed by a proper and duly authorized officer or representative of the Party to be bound thereby.

     14.15 Parties in Interest. All of the terms and provisions of this Agreement shall be binding upon, inure to the benefit of and be enforceable by the Parties hereto and their respective permitted successors and assigns.

     14.16 Descriptive Headings. The descriptive headings of this Agreement are for convenience only, and shall be of no force or effect in construing or interpreting any of the provisions of this Agreement.

     14.17 Counterparts. This Agreement may be executed simultaneously in any number of counterparts, any one of which need not contain the signature of more than one Party but all such counterparts taken together shall constitute one and the same agreement.

                                      * * *


     IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed by its duly authorized representative as of the day and year first above written.

                                    INSPIRE PHARMACEUTICALS, INC.


                                    By:  /s/ David J. Drutz
                                       ------------------------------------
                                      David J. Drutz, M.D., Vice Chairman



                                    SANTEN PHARMACEUTICAL CO., LTD.


                                    By:  /s/ Takakazu Morita
                                       ------------------------------------
                                      Takakazu Morita, Chief Executive Officer
                                         and President

                                                                EXHIBIT 10.15(a)


                                    EXHIBIT A
                                    ---------

                           INSPIRE'S COST OF COMPOUND
                           --------------------------


The terms Cost of Compound shall mean the purchase unit costs incurred by Inspire in connection with the manufacture of Compound by Third Parties, including all Related Third Party Costs (as defined below) with respect thereto.

For purposes of the calculation of Inspire's Cost of Compound under this Agreement, "Related Third Party Costs" shall mean all other Third Party costs incurred by Inspire in connection with the manufacture and supply of Compound to Santen (or of any component or ingredient thereof), including, without limitation, freight, storage and insurance costs.

                                                                EXHIBIT 10.15(b)


                                    EXHIBIT B
                                    ---------

                                 INITIAL PATENTS
                                 ---------------


1. US Application No. 08/797,472 AMethod of Treating Dry Eye Disease with Purinergic Receptor Agonists@, B. R. Yerxa, K. M. Jacobus, W. Pendergast, and J. L. Rideout. Assignee: Inspire Pharmaceuticals, Inc., 4222 Emperor Blvd., Durham, N.C. US Filing Date February 6, 1997. PCT Filing Date February 6, 1998. Notice of Allowance by US PTO August 17, 1998.

2.   [CONFIDENTIAL TREATMENT REQUESTED]

                                                                EXHIBIT 10.15(c)

                                   EXHIBIT C
                                   ---------

                               INITIAL MEMBERS OF
                               ------------------
                             COORDINATING COMMITTEE
                             ----------------------


A.   Initial Designees of Inspire:

     1.  Christy Shaffer, Ph.D., Initial Secretary

     2.  Richard Evans, Ph.D.

     3.  Ben Yerxa, Ph.D.

B.   Initial Designees of Santen:

     1.  Koji Yamamoto, Ph.D., Chairperson

     2.  Yoichi Kawashima, Ph.D.

     3.  Katsuhiko Nakata, Ph.D.

                                                                EXHIBIT 10.15(d)


                                    EXHIBIT D
                                    ---------

                                 MAXIMUM/MINIMUM
                                 ---------------
                            ORDERS UNDER SECTION 8.3
                            ------------------------

The following examples are intended to illustrate the operation of Section 8.3 regarding the maximum quantity of Compound that Inspire is required to accept orders for, and the minimum quantity of Compound that Santen is required to purchase (and Inspire is entitled to supply), with respect to any particular Q1.

Assumptions

1. "Forecast 1" refers to the quarterly forecast for Compound to be supplied by Inspire during the fourth calendar quarter of 2001 (the "Subject Quarter"), which forecast is delivered to Inspire by Santen on or before the first day of the fourth calendar quarter of 2000.

3. "Forecast 2" refers to the quarterly forecast for Compound to be supplied by Inspire during the Subject Quarter, which forecast is delivered to Inspire by Santen on or before the first day of the first calendar quarter of 2001.

4. "Forecast 3" refers to the quarterly forecast for Compound to be supplied by Inspire during the Subject Quarter, which forecast is delivered to Inspire by Santen on or before the first day of the second calendar quarter of 2001.

Example 1

Santen's forecasts for Compound for the Subject Quarter, as provided over a three-quarter period, are as follows:


=============================================================================
             Forecast 1                    Forecast 2          Forecast 3
---------------------------------------------------------====================

                 *                             *                   *
=============================================================================

The first forecast (Forecast 1), provided to Inspire before the start of the fourth quarter 2000, forecasts *** ********* of Compound. The second forecast (Forecast 2), provided to Inspire before the start of the first quarter 2001, forecasts *** ********* of Compound. The third forecast (Forecast 3), provided to Inspire before the start of the second quarter 2001, forecasts *** ********* of Compound.

Santen's forecasts for Compound have increased over this three-quarter period. Pursuant to clause (i) of Section 8.3(a), Santen is entitled to purchase, and Inspire is obligated to deliver no more Compound than the least of:

* [CONFIDENTIAL TREATMENT REQUESTED]

     (A)                 *                   of the quantity of Compound
          reflected in Forecast 1 (                 *                );

     (B)                 *                   of the quantity of Compound
          reflected in Forecast 2 (                 *                ); or

     (C) the quantity of Compound reflected in Forecast 3 (************* ********* **********).

Therefore, Inspire will not be obligated to accept orders for, or supply, more than *** ********* of Compound during the Subject Quarter.

Example 2

Santen's forecasts for Compound for the Subject Quarter, as provided over a three-quarter period, are as follows:


=============================================================================
             Forecast 1                    Forecast 2          Forecast 3
---------------------------------------------------------====================

                 *                             *                   *
=============================================================================

Santen's forecasts for Compound have decreased over this three-quarter period. Pursuant to clause (ii) of Section 8.3(a), Santen is required to purchase, and Inspire is entitled to supply, no less Compound than the greatest of:

     (A)               *                     of the quantity of Compound
          reflected in Forecast 1 (                 *                );

     (B)               *                     of the quantity of Compound
          reflected in Forecast 2 (                 *                ); or

     (C)  the quantity of Compound reflected in Forecast 3 (         *
                              ).

Therefore, Santen is obligated to purchase, and Inspire is entitled to supply, *** ********* of Compound during the Subject Quarter.

Example 3

Santen's forecasts for Compound for the Subject Quarter, as provided over a three-quarter period, are as follows:

=============================================================================
            Forecast 1                    Forecast 2          Forecast 3
---------------------------------------------------------====================

                *                             *                   *
=============================================================================

*[CONFIDENTIAL TREATMENT REQUESTED]

Santen's forecasts for Compound have decreased between the two most recent forecasts. Pursuant to clause (ii) of Section 8.3(a), Santen is required to purchase, and Inspire is entitled to supply, no less Compound than the greatest of:

     (A)                   *                 of the quantity of Compound
          reflected in Forecast 1 (                 *                );

     (B)                   *                 of the quantity of Compound
          reflected in Forecast 2 (                 *                ); or

     (C)  the quantity of Compound reflected in Forecast 3 (        *
                              ).

Therefore, Santen is obligated to purchase, and Inspire is entitled to supply, *** ********* of Compound during the Subject Quarter.

Example 4

Santen's forecasts for Compound for the Subject Quarter, as provided over a three quarter period, are as follows:


=============================================================================
             Forecast 1                    Forecast 2          Forecast 3
---------------------------------------------------------====================

                 *                             *                   *
=============================================================================

Santen's forecasts for Compound have increased between the two most recent forecasts. Pursuant to clause (i) of Section 8.3(a), Santen is entitled to purchase, and Inspire is obligated to deliver no more Compound than the least of:

     (A)                   *                 of the quantity of Compound
          reflected in Forecast 3 (                 *                );

     (B)                   *                 of the quantity of Compound
          reflected in Forecast 2 (                 *                ); or

     (C)  the quantity of Compound reflected in Forecast 3 (         *
                              ).

Therefore, Inspire will not be obligated to accept orders for, or supply, more than *** ********* of Compound during the Subject Quarter.

*[CONFIDENTIAL TREATMENT REQUESTED]